EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER (904) 598-7636

REGENCY CENTERS REPORTS STRONG THIRD QUARTER RESULTS

FFO Per Share $0.80, Same Store NOI Growth 3.2%, Rent Growth 10.4%

Jacksonville, Fla. (October 31, 2005) — Regency Centers Corporation announced today financial and operating results for the quarter and nine months ended September 30, 2005.

Funds From Operations (FFO) for the third quarter was $54.2 million, or $0.80 per diluted share, compared to $51.3 million and $0.82 per diluted share for the same period last year. For the nine months ended September 30, 2005, FFO was $177.5 million or $2.70 per diluted share, compared to $139.8 million and $2.25 for the same period last year, a per share increase of 20%. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $27.6 million, or $0.41 per diluted share, compared to $35.6 million and $0.58 per diluted share for the same period last year. Net income for the nine months ended September 30, 2005 was $102.5 million or $1.59 per diluted share, compared to $82.0 million and $1.35 per diluted share for the first nine months of 2004, a per share increase of 17.8%.

Portfolio Results

At September 30, 2005, the Company owned 389 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 49.8 million square feet.

For the nine months ended September 30, 2005, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 3.2%

•	Same store rental rate growth on a cash basis: 10.4%

•	Percent leased: 95.3%

•	Leasing transactions year to date: 1,105 new and renewal lease transactions for a total of 3.5 million square feet

Regency reported that its shopping centers in Florida experienced only minimal damage as a result of hurricane Wilma.

Capital Recycling and Joint Ventures

During the third quarter Regency sold one completed development at a cap rate of 6.1% and a gross sales price of $18.2 million. The Company sold three wholly-owned operating properties at an average cap rate of 7.0% and a combined gross sales price of $39.2 million. One of the wholly-owned properties was sold into Regency’s joint venture with Macquarie CountryWide Trust of Australia. Regency will maintain a 25% ownership interest in the property and will manage the property on behalf of the venture. Regency also sold five outparcels for total proceeds of $3.1 million during the quarter.

Regency’s joint venture with CalSTRS acquired a center in Charlotte, North Carolina at a cap rate of 7.0% and a cost of $11.6 million. Regency will have a 25% ownership interest in the property and will manage the property on behalf of the venture.

Development

During the quarter the Company started nine new developments and re-developments, with an expected net operating income yield of 10.1% at completion on an estimated $90.0 million of net development costs. Five of these were ground up developments or expansions and four were re-developments of existing centers, including three former Shopko buildings acquired in the Denver area that were acquired in July 2005. These Shopko buildings will be re-tenanted and re-leased. As of September 30, 2005 the Company had 33 properties under development for an estimated total net investment at completion of $552 million. The expected return on these in-process developments is 9.83%. The in-process developments are 51% funded and 69% leased, including tenant-owned GLA. Excluding the three former Shopko buildings which have not yet been re-leased, the in-process developments are 78% leased. Five projects stabilized in the third quarter representing net development costs of $48.9 million and a net operating income yield of 11.58%. These properties were 97% leased, including tenant-owned GLA.

Capital Markets

As reported last quarter, Regency sold $350 million of 5.25% ten year senior unsecured notes in July 2005. The net proceeds were used to reduce the debt outstanding under the bridge loan that was entered into on June 1, 2005 to fund Regency’s equity investment in the acquisition of the First Washington portfolio, and to reduce debt outstanding under Regency’s line of credit.

On August 1, 2005, Regency announced that it settled 3,782,500 of the 4,312,500 shares relating to the forward sale of common stock entered into with Citigroup in March. The net proceeds of approximately $175.5 million were used to redeem $30 million of Series E 8.75% preferred units, to pay off the remaining debt under the bridge loan and to reduce debt outstanding under Regency’s line of credit. The remaining 530,000 shares settled September 8, 2005 and were used to redeem the $24 million of Series F 8.75% preferred units. Regency recorded a charge of $1.4 million to net income for common stockholders in the third quarter for the original issuance costs associated with the redemption of the preferred units.

On August 2, 2005, Regency issued $75 million of 6.70% Series 5 Cumulative Preferred Stock. The proceeds were used to reduce debt outstanding under the Company’s line of credit.

Dividend

On October 31, 2005, the Board of Directors declared a quarterly cash dividend of $0.55 per share, payable on November 29, 2005 to shareholders of record on November 15, 2005. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on December 30, 2005 to shareholders of record on December 1, 2005. The Board has also declared a quarterly cash dividend of $0.45313 on the Series 4 Preferred stock, payable on December 30, 2005 to shareholders of record on

December 1, 2005. The Board has also declared a cash dividend of $0.41875 on the Series 5 Preferred stock, payable on December 30, 2005 to shareholders of record on December 1, 2005.

Conference Call

In conjunction with Regency’s third quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Tuesday November 1, 2005 at 9:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its third quarter 2005 supplemental information package that may help investors estimate earnings for 2005. A copy of the Company’s third quarter 2005 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended September 30, 2005. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

	Three Months Ended		Year to Date
For the Periods Ended September 30, 2005 and 2004	2005	2004	2005	2004
Funds From Operations:
Net income for common stockholders	27,562,713	35,569,385	102,465,628	82,049,013
Add (Less):
Depreciation expense - consolidated properties	17,510,847	18,079,843	53,341,844	53,380,541
Depreciation expense - unconsolidated joint ventures	18,488,531	1,547,455	27,938,524	4,245,940
Less: consolidated JV partner’s share of depreciation	(64,728)	(64,196)	(160,862)	(147,115)
Amortization of leasing commissions and intangibles	2,724,490	2,310,730	8,896,780	6,830,590
(Gain) on sale of operating properties	(12,645,714)	(6,772,094)	(17,372,026)	(7,988,010)
Minority interest of exchangeable partnership units	597,686	590,385	2,392,412	1,416,660

Funds from Operations	54,173,825	51,261,508	177,502,300	139,787,619

Weighted Average Shares For Diluted FFO Per Share	67,276,861	62,172,744	65,395,072	61,548,642

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood and community retail centers. At September 30, 2005, the Company owned 389 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 49.8 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 134 shopping centers, including those currently in-process, representing an investment at completion of approximately $1.7 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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